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                                                                    EXHIBIT 99

 [ LETTERHEAD OF ST. PAUL BANCORP INC. ]






                                                 NEWS
                                                 FOR IMMEDIATE RELEASE
                                                 March 15, 1998

                                                 Contacts:  Robert N. Parke
                                                            (773) 804-2360

                                                            Robert E. Williams
                                                            (773) 804-2284

                    ST. PAUL BANCORP AND BEVERLY BANCORP
                        TO MERGE IN STOCK TRANSACTION

     CHICAGO, March 15, 1998 - The boards of directors of St. Paul Bancorp, Inc. (Nasdaq: SPBC), and Beverly Bancorporation, Inc. (Nasdaq: BEVB) today announced a definitive agreement to merge through a stock-for-stock exchange. Beverly Bancorporation, headquartered in Tinley Park, IL is the holding company for Beverly National Bank. Beverly is a commercial bank with a $669 million in assets and 13 full-service branches in the south and southwest regions of Cook County and Will County.

     Terms of the agreement call for a tax-free exchange of shares at a fixed exchange ratio of 1.063 shares in St. Paul common stock for each of Beverly's common shares outstanding at the time of the merger. It is expected that approximately 6.4 million new shares of St. Paul stock will be issued in conjunction with the merger, including conversion of options. The initial value of the transaction is approximately $170 million and the pro forma market capitalization of the combined company will be approximately $1.1 billion.

     Based on St. Paul's March 13, 1998 stock price of $26.44, the exchange ratio represents a price of $28.10 for each BEVB share(1), after adjusting for 5% stock dividend to be paid by Beverly on April 14th. The pricing reflects a multiple of 228% of Beverly's book value at December 31, 1997 and approximately 24 times the last twelve months' earnings.

     The merger, which will be accounted for as a pooling of interests, is expected to close in the summer of 1998. Due diligence work has been completed by both companies and their advisors. The transaction has been approved by the boards of directors of both companies and is subject to approval by bank regulatory authorities and Beverly's shareholders. The transaction will require St. Paul shareholder approval for an increase in the number of common shares authorized and the issuance of stock in the merger. In addition, Beverly has granted St. Paul an option to purchase shares equal to 19.9% of Beverly's shares under certain conditions. Beverly has been granted the right to terminate the transaction if St. Paul's stock price falls below $21.25 (as adjusted for declines in a thrift index). St. Paul has the option to adjust the exchange ratio if this event occurs.

___________________________

(1) Giving effect to the 5% stock dividend payable on April 14th, the effective price per share on the currently outstanding Beverly stock is $29.51.


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ST.PAUL BANCORP INC. TO
ACQUIRE BEVERLY BANCORP INC.
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     St. Paul estimates that the synergies of the transaction will produce annual cost savings equal to approximately 19% of Beverly's operating expenses, or approximately $4.8 million, pre-tax. The targeted cost savings would be created by elimination of duplicative back office operations as well as efficiencies to be gained from merging the two institutions into one. St. Paul expects that the transaction will be accretive to earnings based on cost saves alone. In addition, St Paul expects to achieve revenue enhancements of approximately $1 million. One-time charges in conjunction with the merger are expected to approximate $11.5 million, pre-tax.

     "Our customers, our community and our shareholders will all benefit from this transaction," said Anthony Pasquinelli, Chairman of Beverly. "St. Paul and Beverly have both demonstrated an unwavering commitment to serving the Chicago area, with both institutions operating here for over 100 years. St. Paul has generated average compound annual returns in excess of 20% for its shareholders in the ten-plus years it has operated as a public company," he added.

     "We are thrilled to be able to acquire an excellent institution whose branch network will significantly strengthen our presence in the south and southwest suburbs of Chicago," said Joseph C. Scully, Chairman and Chief Executive Officer of St. Paul. "The addition of Beverly's 13 branches represents a 37% increase in the number of full-service branches. The combined institution will have more than $5 billion in assets, over 60 branches and more than 550 ATMs," he noted.

     "While the transaction offers many synergies, we are also pleased with the opportunity to expand the range of products for our customers. Beverly's trust business and commercial lending activities are welcome additions to our product line. We are a full-service financial institution that offers savings and checking services, mortgage loans, personal loans, insurance, commercial loans, investments, annuities and a variety of trust services to our customers," added Scully.

     Terms of the agreement provide that Mr. Pasquinelli will join St. Paul's Board of Directors. McDonald and Company is representing Beverly and Merrill Lynch is advising St. Paul. Both have provided fairness opinions in connection with the transaction.

FORWARD-LOOKING INFORMATION

     Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be fully realized within the expected time frame; (2) expected revenue enhancements from the merger cannot be fully realized within the expected time frame; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the business of St. Paul or Beverly are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions are less favorable than expected; and (7) legislation or regulatory changes adversely affect the business in which the combined company would be engaged.

     St. Paul Bancorp is the parent of St. Paul Federal Bank for Savings, the largest independent savings institution in Illinois. St. Paul Federal operates 53 branches throughout metropolitan Chicago.


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ST.PAUL BANCORP INC. TO
ACQUIRE BEVERLY BANCORP INC.
PAGE 3 OF 3



The Company also provides discount brokerage, insurance, annuity, real estate development and mortgage brokerage services through other subsidiaries. St. Paul stock is listed on the Nasdaq Stock Market under the symbol SPBC.

     To receive this news release and other information on St. Paul Bancorp via fax or mail, use your touch-tone phone to call the Company's News Hotline at
(773) 889-SPBC (7722). Additional information is available on the internet at www.stpaulbank.com.

     Stockholders may dial (800) 730-4001 toll-free to inquire about stockholder records, stock transfers, ownership changes, address changes, dividend payments or the dividend reinvestment plan. Written inquiries can be directed to BankBoston, P.O. Box 8040, Boston, MA 02266-8040.

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